Exhibit 4.1.1

Dated 22 December 2010__

RBC CEES TRUSTEE LIMITED

Deed of Variation

Deloitte LLP

1 Woodborough Road

Nottingham NG1 3FG

Tel: 0115 950 0511

THIS DEED is made on the 22nd day of ____ 2010___________________
by RBC cees Trustee Limited whose registered office is situated at 19-21 Broad Street, St Helier, Jersey, Channel Islands, JE1 3PB (“the Trustee”), in its capacity as Trustee of the Aviva Capital Accumulation Plan (“the Trust”).

Supplemental to:

(A)	A declaration of trust made by the Trustee on 25 April 2006 (“the Declaration of Trust”);

(B)	The revocable declarations and instruments of appointment made by the Trustee on each of 27 April 2006, 6 June 2006, 8 June 2006, 7 July 2006, 20 December 2006, 26 April 2007, 2 May 2008, 6 May 2009, 27 July 2009 and 17 May 2010 (together “the Instruments”); and

(C)	A deed of variation made by the Trustee on 8 December 2010 (“the Deed of Variation”).

Whereas:

(A)	In exercise of its power under Clause 2 of the Declaration of Trust the Trustee has executed the Instruments so that those parts of the Trust Fund specified in the Instruments and the income thereof is held upon Trust for the benefit of the Restricted Beneficiaries on the terms set out in the Instruments;

(B)	The Trustee has been notified that some members of the class of Restricted Beneficiaries have become resident in the United States of America and that this may give rise to obligations to make reports on the assets of the Trust Fund to the Internal Revenue Service of the United States of America if such Restricted Beneficiaries are able to benefit from distributions made in the course of the exercise of the Trustee’s discretion;

(C)	The Trustee has also been advised that some of the wording of the Instruments may not be in conformity with the requirements of section 409A of the United States Internal Revenue Code;

(D)	In accordance Clause 14 of the Declaration of Trust the Trustee has power, with the consent of Aviva Plc (“the Company”), to restrict the future exercise of any powers conferred on it by the Trust or by law.

(E)	By the Deed of Variation the Trustee has limited its power to invest in certain residential property.

(F)	The Trustee wishes to restrict its power to make payments or to transfer assets for the benefit of a Restricted Beneficiary who is a US Beneficiary as defined below.

(G)	The Trustee has determined that the terms of the Instruments shall be amended in the manner set out below.

(H)	The Company has given its consent to the Trustee.

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NOW THIS DEED of Variation WITNESSES:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed of Variation the following terms shall have the following meanings:

“Separation from Service” the meaning given in United States Federal Regulation 1.409A-1(h);

“US Beneficiary” a Restricted Beneficiary who is subject to taxation under the United States Internal Revenue Code.

1.2	Interpretation

1.	Words not otherwise defined shall have the same meanings as in the Declaration of Trust and the Instruments.

2.	The headings are for the sake of convenience only and should be ignored when construing the provisions of this Deed of Variation.

3.	Where the context so admits or requires, words imparting the singular shall include the plural and vice versa and words imparting the masculine shall include the feminine.

4.	References to clauses are, unless stated otherwise, references to clauses of this Deed of Variation.

5.	Where a Restricted Beneficiary is a US Beneficiary the provisions of the Instruments and this Deed of Variation shall be interpreted in such a manner so as to be in conformity with the requirements of section 409A of the United States Internal Revenue Code.

2	Variation

For Clause 5 of the Instruments there shall be substituted:

“Use and application of Appointed Assets

“5.	Where assets are held pursuant to the terms of this Declaration and Appointment, the following provisions shall apply in respect of the investment and application of those assets:

“(a)	The Trustee shall have no power to make any payment or to transfer any asset for the benefit of any Restricted Beneficiary who is a a US Beneficiary PROVIDED that this Clause 5(a) shall cease to apply in respect of a US Beneficiary on the earlier of:

“(i)	the first day of any period in which the income of the said US Beneficiary arising or deemed to arise in that period is not subject to taxation under the United States Internal Revenue Code;

“(ii)	the day on which there has been a Separation from Service with the Company in respect to the said US Beneficiary.

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“(b)	The Trustee’s power of investment shall be limited so that:

“(i)	the Trustee shall not acquire or otherwise invest in freehold or leasehold residential real property or any other asset that confers a right or entitlement to the residential occupation of real property; and

“(ii)	for the purposes of this Clause 5 the terms “residential” and “residential occupation” shall include the occupation of real property as a residence overnight or for any longer period.

“(c)	Subject to Clause 5(a) before the First Anniversary

“(i)	The Trustee shall only invest in the Specified Investments

“(ii)	The Trustee shall not make any payment or transfer any asset to or for the benefit of any Restricted Beneficiary unless the Company in its absolute discretion authorises the Trustee in writing to do so.

“(d)	Subject to Clause 5(a), after the First Anniversary but before the Fifth Anniversary:

“(i)	Subject to Clause 5(b) the Trustee shall only invest in the Specified Investments and non-depreciating assets.

“(ii)	The Trustee shall not make any payment or transfer any asset to or for the benefit of any Restricted Beneficiary unless the Company in its absolute discretion authorises the Trustee in writing to do so.

“(e)	Subject to Clause 5(a), after the Fifth Anniversary:

“(i)	Subject to Clause 5(b) Trustee shall have power to make any investments.

“(ii)	The Trustee may in its discretion (subject to clause 7 below) make a payment or transfer an asset for the benefit of any Restricted Beneficiary.”

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IN WITNESS WHEREOF the Trustee has duly executed this DEED of VARIATION which is delivered on the first date written above.

EXECUTED as a DEED by	)
RBC cees Trustee Limited	)
acting by:	)

…………………………..

Authorised Signatory

…………………………..

Authorised Signatory

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